Exhibit 5.1

November 14, 2013

Fiesta Restaurant Group, Inc.

14800 Landmark Boulevard, Suite 500

Addison, Texas 75254

Re:	Registration Statement on Form S-3, Registration No. 333-192554

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing, with the Securities and Exchange Commission (the “Commission”) on November 12, 2013, under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (File No. 333- 192554) (the “Registration Statement”) of Fiesta Restaurant Group, Inc. (the “Company”) in connection with the registration under the Securities Act of 3,105,000 shares (including up to 405,000 additional shares issuable upon the exercise of an option granted to the underwriters by the Company and certain executive officers of the Company (the “Selling Stockholders”) of which 378,336 shares will be from the Company and 26,664 will be from the Selling Stockholders) of the Company’s common stock, $0.01 par value per share (the “Shares”). We have been advised by you that the Shares are to be sold as described in the Registration Statement, the Prospectus, dated November 14, 2013 (the “Prospectus”), and the Underwriting Agreement (the “Underwriting Agreement”), dated as of November 14, 2013, by and among the Company, Jefferies LLC, Joseph A. Zirkman, as attorney in fact for the Selling Stockholders, and Joseph A. Zirkman. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Underwriting Agreement and such documents, records, certificates, and other instruments as we have deemed necessary. In such examination we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) all Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other law or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Akerman LLP

AKERMAN LLP